Exhibit (e)(v)

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (“Agreement”), effective as of the Effective Date (as defined below), is by and between North Square Investments Trust, a Delaware statutory trust (the “Fund Company”), Compass Distributors, LLC, a Delaware limited liability company (“Compass”), and Foreside Fund Services, LLC, a Delaware limited liability company (“Distributor”).

WHEREAS, Compass is dissolving its status as a broker-dealer, and Distributor has agreed to assume all obligations through this Agreement, effective as of May 8, 2023 (the “Effective Date”).

Effective as of the Effective Date, the Fund Company and the Distributor hereby enter into this Agreement on terms identical to those of the Distribution Agreement between the Fund Company and Compass effective as of September 30, 2021, as amended (the “Existing Agreement”), which are incorporated herein by reference.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

NORTH SQUARE INVESTMENTS TRUST	FORESIDE FUND SERVICES, LLC

By: /s/ Ian Martin	By: /s/ Teresa Cowan
Ian Martin, President	Teresa Cowan, President

COMPASS DISTRIBUTORS, LLC

By: /s/ Teresa Cowan
Teresa Cowan, President